FRANKLIN LAKE RESOURCES INC.

172 Starlite Street, South San Francisco, CA  94080

TEL   650-588-0425      FAX   650-588-5869      E-MAIL   info@franklinlake.com

WEBSITE   frankilinlake.com

NEWS RELEASE   -   No. 2005-02   -   June 16, 2005

FRANKLIN LAKE RESOURCES ELECTS DR. WILLIAM TAO, CEO OF MR3 SYSTEMS, TO BOARD OF DIRECTORS OF FKLR;

SETS ANNUAL MEETING IN LAS VEGAS AT THE MGM GRAND HOTEL ON MONDAY, AUGUST 8, 2005

SOUTH SAN FRANCISCO, CA  --  June 16, 2005   Franklin Lake Resources Inc. (OTCBB: FKLR), an exploration stage mining company, announces that it has elected Dr. William C. Tao to its board of directors, and has set its annual meeting of stockholders for Monday, August 8, 2005, in Las Vegas.

Election of New Director

Father Ofiesh announced that William C. Tao, Ph.D., has been elected to the board of directors.  He said the company is very fortunate to have a person of Dr. Tao's experience and qualifications on its board.  Dr. Tao holds an M.S. degree in Chemical Engineering and two Ph.D. degrees in Chemical Physics and in Chemical Engineering, all from Stanford University.

Dr. Tao's background includes seven years with the Lawrence Livermore National Laboratory in Livermore, California, and management, technical, and consulting experience with a variety of public and private, profit and nonprofit organizations.  He is also the author of numerous articles in professional journals.

Dr. Tao serves as Chief Executive Officer of MR3 Systems, Inc. (OTCBB: MRMR), with whom the company is working on extracting precious metals from the material at Franklin Lake.  (For more information on MR3 and Dr. Tao, check its website: www.mr3systems.com.)

Annual Meeting

The company's Annual Meeting of Stockholders will be held on Monday, August 8, 2005, at 11:00am, at the MGM Grand Hotel, in Las Vegas, Nevada. The Notice of Meeting will be sent out as soon as possible.

Phase 1 Study

Father Ofiesh said the Phase 1 study by Arrakis, Inc., an independent laboratory and consulting firm in Englewood, CO, has been received; Franklin Lake, however, is seeking further verification, anticipated by June 24, 2005.

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NOTE:  This news release may contain forward looking statements. Forward looking statements involve known and unknown risks and uncertainties that may cause the company's actual results to differ materially from its forecasted result.

CONTACT:  Father Gregory Ofiesh, President and CEO  -  (650) 588-0425